Exhibit 99.2
Encore Capital Group, Inc. Announces Pricing of Senior Secured Floating Rate Notes Offering

SAN DIEGO, October 9, 2023 (GLOBE NEWSWIRE) -- Encore Capital Group, Inc. (Nasdaq: ECPG) (the “Company”) today announced the pricing of its offering of €100.0 million aggregate principal amount of its senior secured floating rate notes due 2028 (the “notes”) at an issue price of 99.01%, in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the United States to non-U.S. persons (within the meaning of Regulation S under the Securities Act).
The notes will be issued as "additional notes" under the Company's existing notes indenture dated December 21, 2020, and will have the same terms as the Company's currently outstanding senior secured floating rate notes due 2028. The Notes will bear interest at a rate equal to the sum of (i) three-month EURIBOR (subject to a 0% floor) plus (ii) 4.250% per annum, reset quarterly. The Issuer will pay interest on the Notes quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing on January 15, 2024. The Notes will mature on January 15, 2028. The notes will be senior secured obligations of the Company, and will be fully and unconditionally guaranteed on a senior secured basis by substantially all material subsidiaries of the Company. The obligations of the Company and the guarantors will be secured, together with the Company’s other senior secured indebtedness, by substantially all of the assets of the Company and the guarantors.

The Company intends to use the proceeds from this offering to repay drawings under its revolving credit facility, and to pay certain transaction fees and expenses incurred in connection with the offering of the notes.
The offer and sale of the notes have not been, and will not be, registered under the Securities Act, and the notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes nor will there be any sale of the notes in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful. Any offer of the securities will be made only by means of a private offering memorandum.
Forward-Looking Statements
This press release includes forward-looking statements, including statements regarding the completion, timing and size of the proposed offering, the intended use of the proceeds and the terms of the notes being offered. Forward-looking statements represent Encore’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are market conditions, including market interest rates, the trading price and volatility of Encore’s common stock and risks relating to Encore’s business, including those described in periodic reports that Encore files from time to time with the U.S. Securities and Exchange Commission. Encore may not consummate the proposed offering described in this press release and, if the proposed offering is consummated, cannot provide any assurances regarding the final terms of the notes or its ability to effectively apply the net proceeds as described above. The forward-looking statements included in this press release speak only as of the date of this press release, and Encore does not undertake to update the statements included in this press release for subsequent developments, except as may be required by law.
Contact Information
Bruce Thomas, Investor Relations
(858) 309-6442
bruce.thomas@encorecapital.com